Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA ANNOUNCES RESULTS OF CONSENT SOLICITATION RELATING TO

ITS 13% SENIOR SUBORDINATED NOTES DUE 2009

ADDISON, Texas, May 24, 2004 – Concentra Operating Corporation (“Concentra” or “the Company”) announced today that, as of 5:00 p.m., New York City time, on May 21, 2004, (the “Consent Time”), it had received tenders and related consents from holders of approximately 80% of its outstanding 13% Series A Senior Subordinated Notes due 2009 and its 13% Series B Senior Subordinated Notes due 2009 (collectively, the “Notes”) pursuant to the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation dated as of May 10, 2004 (the “Offer to Purchase”). The Company has received consents necessary to approve the proposed amendments to the indenture under which the Notes were issued. Pursuant to its terms, the tender offer and consent solicitation will remain open until 11:59 p.m., New York City time, on June 7, 2004, unless extended by the Company in its sole discretion (the “Expiration Time”).

Holders who validly tendered their Notes prior to the Consent Time, after acceptance of the Notes by the Company, will receive the total consideration of $1,085.11 per $1,000 principal amount, consisting of (i) the purchase price of $1,065.11 and (ii) the consent payment of $20.00 per $1,000 principal amount of Notes accepted for purchase. Holders who validly tender their Notes after the Consent Time and prior to the Expiration Time will receive only the purchase price of $1,065.11 per $1,000 principal amount of Notes accepted for purchase.

In connection with the consent solicitation, the Company intends to enter into a supplemental indenture to implement the proposed amendments to the indenture governing the Notes. As more fully described in the Offer to Purchase, the proposed amendments will eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain events of default.

For additional information, please contact MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at (212) 929-5500, or Credit Suisse First Boston LLC, the dealer manager and solicitation agent for the tender offer and consent solicitation, at (800) 820-1653 (US toll-free) and (212) 538-4807 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase.

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Concentra Announces Results of Consent Solicitation

May 24, 2004

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, planned refinancing of indebtedness, tender offer, and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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